Exhibit 99.1

Erie Indemnity Reports Second Quarter 2010 Results

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2Q 2010 Highlights

Indemnity Shareholder Interest

•	Net income attributable to Indemnity per share-diluted was $0.86 per share in the second quarter of 2010 compared to net income per share-diluted of $0.57 per share in the second quarter of 2009.

•	Net operating income attributable to Indemnity per share (excluding net realized gains or losses and impairments on investments and related taxes) increased to $0.89 per share in the second quarter of 2010 from $0.56 per share for the same period one year ago.

•	Gross margins from management operations decreased to 22.0 percent in the second quarter of 2010 from 22.5 percent in the second quarter of 2009.

•	Indemnity’s investment operation pretax income totaled $11 million for the second quarter of 2010 compared to a loss of $16 million for the second quarter of 2009.

Erie, Pa., July 29, 2010 – Erie Indemnity Company (NASDAQ: ERIE) adopted the Accounting Standards Codification 810, Consolidation, guidance that became effective January 1, 2010. As a result of this new guidance, Erie Indemnity Company is considered to have a controlling financial interest for financial reporting purposes in its affiliated entity, Erie Insurance Exchange (“Exchange”) and therefore is required to consolidate the Exchange’s financial position and operating results. Furthermore, upon consolidation of the Exchange, 100 percent of the ownership of Erie Family Life Insurance Company (“EFL”) resides within the consolidated entity and consequently EFL’s financial results are also consolidated.

Erie Indemnity Company (“Indemnity”) is the managing Attorney-in-Fact for the subscribers (policyholders) of the Exchange. The Exchange is a subscriber (policyholder) owned Pennsylvania-domiciled reciprocal insurer that writes property and casualty insurance.

The accompanying consolidated financial statements of Erie Indemnity Company reflect the consolidated results of Indemnity and the Exchange, which we refer to collectively as “Erie Insurance Group.” The consolidation of the Exchange resulted in no change to Indemnity’s net income or equity. The Exchange’s net income and equity is identified as the noncontrolling interest net income or equity.

Indemnity or Indemnity shareholder interest refers to the interest in Erie Indemnity Company owned by the Class A and Class B shareholders. Exchange refers to the noncontrolling interest held for the benefit of the subscribers (policyholders) and includes its interest in Flagship City Insurance Company and EFL.

Results of the Erie Insurance Group’s Operations
	Indemnity shareholder interest		Exchange’s noncontrolling interest		Eliminate related party transactions		Erie Insurance Group
(dollars in millions)	2Q’10	2Q’09	2Q’10	2Q’09	2Q’10	2Q’09	2Q’10		2Q’09

Management operations	$62	$60	$-	$-	$(53)	$(51)	$9		$9
Property and casualty operations	(2)	2	(17)	33	56	54	37		89
Life insurance operations	3	1	8	5	(1)	(1)	10		5
Investment operations	11	(16)	(116)	173	(2)	(2)		(107)	155

Income (loss) from operations before income taxes and noncontrolling interests	74	47	(125)	211	—	—	(51)		258
Provision for income taxes	25	14	(45)	(27)	—	—		(20)	(13)

Total net income (loss)	$49	$33	$(80)	$238	$-	$-	$(31)		$271

The following sections highlight and discuss the results of management operations, property and casualty operations, life insurance operations and investment operations related to the Indemnity shareholder interest.

Management Operations
	Indemnity shareholder interest		Exchange’s noncontrolling interest		Eliminate related party transactions		Erie Insurance Group
(dollars in millions)	2Q’10	2Q’09	2Q’10	2Q’09	2Q’10	2Q’09	2Q’10	2Q’09

Management fee revenue	$270	$259	$—	$—	$(270)	$(259)	$—	$—
Service agreement revenue	9	9	—	—	—	—	9	9

Total revenue from management operations	279	268	—	—	(270)	(259)	9	9
Cost of management operations	217	208	—	-	(217)	(208)	-	-

Income from management operations before taxes	$62	$60	$—	$-	$(53)	$(51)	$9	$9

Gross margin	22.0%	22.5%

•	The management fee rate was 25 percent for both 2010 and 2009. Direct written premiums of the property and casualty operations, upon which the management fee is calculated, increased 4.1 percent in the second quarter of 2010 compared to the second quarter of 2009 due to an increase in policies in force of 3.5 percent. The year-over-year average premium per policy improved from a decrease of 2.5 percent at June 30, 2009, to a decrease of 0.5 percent at June 30, 2010.

•	Cost of management operations increased to $217 million in the second quarter 2010 from $208 million in the second quarter of 2009. Second quarter 2010 expenses included an increase in scheduled rate commissions and personnel costs of $6 million and $3 million, respectively.

Property and Casualty Operations
			Exchange’s				Erie
	Indemnity		noncontrolling		Eliminate related		Insurance
	shareholder interest		interest		party transactions		Group
(dollars in millions)	2Q’10	2Q’09	2Q’10	2Q’09	2Q’10	2Q’09	2Q’10	2Q’09

Net premiums earned	$53	$52	$921	$895	$-	$-	$974	$947

Losses and loss expenses	40	35	677	603	(2)	(2)	715	636
Policy acquisition and other underwriting expenses	15	15	261	259	(54)	(52)	222	222

Total losses and expenses	55	50	938	862	(56)	(54)	937	858

Underwriting (loss) income before taxes	$(2)	$2	$(17)	$33	$56	$54	$37	$89

Combined ratio	101.8%	96.6%	101.8%	96.6%

•	The current accident year loss and loss expense ratio, excluding catastrophe losses, was 67.9 percent in the second quarter of 2010 compared to 66.7 percent in the second quarter of 2009.

•	Catastrophe losses contributed 8.1 points and 1.5 points to the combined ratio in the second quarters of 2010 and 2009, respectively. Catastrophe losses in the second quarter of 2010 included flooding, hail and wind storms primarily in the states of Pennsylvania, Maryland and Ohio.

•	Total favorable development of prior accident years improved the combined ratio 2.3 points in the second quarter of 2010 compared to 1.0 point in the second quarter of 2009. The favorable development in the second quarter of 2010 was driven primarily by improved severity trends in the workers compensation and commercial multi-peril lines of business. In the second quarter of 2009, frequency and severity trends were relatively stable.

Life Insurance Operations
(dollars in millions)	Indemnity shareholder interest		Exchange’s noncontrolling interest		Eliminate related party transactions		Erie Insurance Group
	2Q’10	2Q’09	2Q’10	2Q’09	2Q’10	2Q’09	2Q’10	2Q’09

Total revenue	$9	$8	$32	$31	$(1)	$(1)	$40	$38
Total benefits and expenses	6	7	24	26	0	0	30	33

Income from life operations before taxes	$3	$1	$8	$5	$(1)	$(1)	$10	$5

•	The increase in total revenue was driven by continued improvement in market conditions resulting in net realized gains on investments and low levels of impairments.

•	Benefits and expenses were impacted by decreases in death benefits and interest on annuity deposits in the second quarter of 2010 compared to the second quarter of 2009.

Investment Operations
	Indemnity shareholder interest		Exchange’s noncontrolling interest		Eliminate related party transactions		Erie Insurance Group
(in millions)	2Q’10	2Q’09	2Q’10	2Q’09	2Q’10	2Q’09	2Q’10	2Q’09

Net investment income	$9	$9	$78	$75	$(2)	$(2)	$85	$82
Net realized (losses) gains on investments	(3)	4	(213)	203	—	—	(216)	207
Impairment losses recognized in earnings	(1)	(2)	(1)	(8)	—	—	(2)	(10)
Equity in earnings (losses) of limited partnerships	6	(27)	20	(97)	—	—	26	(124)

Total investment income (loss) before taxes	$11	$(16)	$(116)	$173	$(2)	$(2)	$(107)	$155

•	Net investment income, which primarily includes interest and dividends on bonds and stocks, was flat between the second quarters of 2010 and 2009. Though our invested balances have increased, yields on new security purchases are down.

•	Realized losses on investments were recorded in the second quarter of 2010 in large part due to the valuation decreases on the common stock trading portfolio.

•	The reduced levels of impairment losses recognized in the second quarter of 2010 compared to 2009 were due to improved market conditions.

•	Equity in earnings of limited partnerships in the second quarter of 2010 were primarily driven by increases in fair value in our private equity and mezzanine debt limited partnerships offset by continued losses in our real estate limited partnerships.

In the second quarter of 2010, we repurchased 368,752 shares of our outstanding Class A nonvoting common stock at a total cost of $17 million. Of this amount, 329,346 shares were repurchased in conjunction with our stock repurchase plan at a total cost of $15 million. The remaining 39,406 shares were purchased in conjunction with our long-term incentive plan for executive and senior management at a total cost of $2 million, or $45.92 per share. In April 2010, the Board of Directors approved a continuation of the current stock repurchase program through June 30, 2011, for up to $100 million of outstanding Class A common stock repurchases. As of June 30, 2010, we had approximately $85 million in repurchase authority remaining under the program.

Six-Month 2010 Results – Net income attributable to Indemnity totaled $96 million, or $1.68 per share-diluted, for the first six months of 2010 compared to $44 million, or $0.76 per share-diluted, for the first six months of 2009.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 14th largest automobile insurer in the United States based on direct premiums written and the 19th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.2 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 484 on the FORTUNE 500.

Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Shopping Experience.” This recognition is based on the results of the 2010 Insurance Shopping Study, which evaluates the experience of customers purchasing a new auto insurance policy.

Erie Insurance has also been recognized on the list of Ward’s 50 Group of top performing insurance companies.  The Ward’s 50 award analyzes the financial performance of 3,000 property and casualty companies and 800 life-health insurance companies and recognizes the top performers for achieving outstanding financial results in safety, consistency and performance over a five-year period (2005-2009).

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not in the present or past tense and can generally be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “seek,” “should,” “target,” “will,” “may,” and other expressions that indicate future trends and events. Forward-looking statements include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of such statements are discussions relating to underwriting, premium and investment income volumes, expenses and agency appointments. Such statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements are the following:

•	factors affecting the property and casualty and life insurance industries generally, including price competition, legislative and regulatory developments;

•	government regulation of the insurance industry including approval of rate increases;

•	the frequency and severity of claims;

•	natural disasters;

•	exposure to environmental claims;

•	fluctuations in interest rates;

•	inflation and general business conditions;

•	the geographic concentration of our business as a result of being a regional company;

•	the accuracy of our pricing and loss reserving methodologies;

•	changes in driving habits;

•	our ability to maintain our business operations including our information technology system;

•	our dependence on the independent agency system;

•	the quality and liquidity of our investment portfolio;

•	Indemnity’s dependence on its relationship with Exchange; and

•	the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission.

A forward-looking statement speaks only as of the date on which it is made and reflects the Group’s analysis only as of that date. The Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

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